AMENDED AND RESTATED
SEMTECH CORPORATION
CHIEF EXECUTIVE OFFICER BONUS PLAN
ARTICLE I
PURPOSE OF THE PLAN
This Plan is established to provide a further incentive to the Chief Executive Officer (the “CEO”) of Semtech Corporation (the “Company”) to promote the success of the Company and its subsidiaries by providing an opportunity to receive additional compensation based on performance as set forth herein, to link the CEO’s compensation opportunities to performance, and to facilitate the Company’s ability to attract, retain and motivate top executive talent.
ARTICLE II
DEFINITIONS

1.
ANNUAL SALARY - The regular annualized rate of base salary of the CEO in effect at the end of the Plan Year to which the applicable incentive award relates, but excluding any incentive compensation, commissions, over-time payments, option exercise income, the value of restricted stock vesting or vesting or payment of restricted stock units, retroactive payments not affecting the base salary or applicable to the current year, and any other payments of compensation of any kind.

2.	APPROVED BUSINESS PLAN - The Company’s Annual Business Plan as approved by the Board for the applicable Plan Year.

3.	BOARD - The Board of Directors of the Company.

4.	COMMITTEE - The Compensation Committee of the Board of Directors as from time to time appointed or constituted by the Board of Directors.

5.	COMPANY - Semtech Corporation.

6.
NON-GAAP OPERATING INCOME - Operating income of the Company for the applicable Plan Year on a consolidated basis and with such adjustments (i) to take into account or disregard any items or events that the Committee determines in its discretion to be non-recurring or extraordinary or that are not considered reflective of the Company’s core results, and (ii) as the Committee determines to be necessary to best reflect the operating income from ordinary business operations.

7.	PLAN - This Semtech Corporation Chief Executive Officer Bonus Plan, as amended and restated.

8.	PLAN YEAR - The Company’s fiscal year.

ARTICLE III
ELIGIBILITY FOR PARTICIPATION
The CEO is the only person eligible to participate in this Plan.

ARTICLE IV
INCENTIVE COMPENSATION PAYMENTS

1.
CALCULATION AND AUTHORIZATION OF AWARDS - Any incentive compensation award (an “Award”) under the Plan shall be calculated, under the supervision of the Committee, in accordance with the formula and procedures set forth in Exhibit A hereto. No Award is payable for any Plan Year unless and until the Committee authorizes the Award.

2.
INCENTIVE COMPENSATION FACTORS - Awards under this Plan shall be based on the Company Performance Factors and the Individual Performance Factor that are set forth in the attached Exhibit A. The Committee shall establish performance goals for determining the “Non-GAAP Operating Income Performance Factor” for the Plan Year and the performance goals and peer group to determine the “Performance Relative to Peers Factor” for the Plan Year (together, the “Performance Goals” for that Plan Year).

3.	MODIFICATIONS - The Committee may, in its sole discretion, change the method for calculating Plan payments at any time prior to the end of a Plan Year.

4.	METHOD AND TIME OF PAYMENT

A.
Awards authorized with respect to each Plan Year shall be paid to the CEO in cash following the close of the Plan Year and within two and one-half months after the close of the Plan Year. The foregoing notwithstanding, the Committee may delay (but not past December 31 of the calendar year in which such Plan Year ends) the payment of Awards if it determines in its discretion that circumstances warrant a delay.

B.	All incentive compensation payments shall be made in cash and paid net of any taxes or other amounts required to be withheld.

5.
CLAWBACK POLICY - The Plan, and any Awards and payments made under the Plan, are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards under and/or any payments received with respect to the Plan.

6.	RIGHTS OF PARTICIPANT

A.
All Awards and payments are subject to the discretion of the Committee. The CEO shall have no right to require the Committee to authorize any Award under the Plan. Even though the CEO’s performance may be assessed periodically during the Plan Year and/or

Semtech Corporation     Chief Executive Officer Bonus Plan

the progress of Non-GAAP Operating Income, Revenue Performance and/or Performance Relative to Peers may be tracked, all Awards are subject to calculation as set forth in Exhibit A and the discretion of the Committee. The mere existence of periodic assessments or tracking does not give the CEO any basis for claiming any incentive compensation under this Plan on a pro rata basis during the Plan Year or otherwise.

B.
Subject to such exceptions as may be approved by the Committee, the CEO shall have no right to any incentive compensation payment hereunder unless he or she is employed by the Company on the date such payment is actually made. For example, the Committee may, in its sole discretion, approve an Award payment to the CEO if the CEO terminates employment after the close of the Plan Year but before the Award would otherwise be paid, or may approve a pro-rated Award payment to the CEO if the CEO terminates employment during a Plan Year. A payment, if any, of an Award to the CEO following his or her termination of employment (or the CEO’s estate or designated beneficiary, if applicable) shall be made at the time provided in Article IV of this Plan.

C.
Nothing in this Plan gives the CEO the right to remain in the employ of the Company. Except to the extent explicitly provided otherwise in a then effective writing executed by the CEO and the Company, the CEO is an at will employee whose employment may be terminated without liability at any time for any reason.

ARTICLE V
ADMINISTRATION
The Plan shall be administered by the Committee. The Committee shall have the right to construe the Plan, to interpret any provision of the Plan, to make rules and regulations relating to the Plan, and to determine any factual question arising in connection with the Plan’s operation. Any decision made by the Committee under or with respect to the Plan shall be conclusive, final and binding on all parties concerned. The Committee may delegate to the officers or executives of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purpose. For the avoidance of doubt, the Committee may not delegate the duty to approve or authorize any Awards under the Plan. The Plan shall be construed and interpreted to comply with (and avoid any tax, penalty or interest under) Section 409A of the Internal Revenue Code of 1986, as amended.
ARTICLE VI
AMENDMENT OR TERMINATION OF PLAN
The Board or the Committee shall have the unilateral right to terminate or amend this Plan at any time with respect to any unpaid Award.

Semtech Corporation     Chief Executive Officer Bonus Plan

ARTICLE VII
EFFECTIVE DATE

This amended and restated version of the Plan shall be effective beginning with the Company’s 2019 fiscal year.

Approved and Adopted by the Compensation Committee: November 15, 2017

Semtech Corporation     Chief Executive Officer Bonus Plan

EXHIBIT A

CALCULATION OF CASH BONUS INCENTIVE PROGRAM PAYMENTS

A.	AWARD FORMULA

1.
It is expected that the CEO will work to achieve the business objectives established for this Plan in a manner consistent with the Company’s Core Values and Code of Conduct and any other applicable Company policies.

2.
The CEO’s “Target Award” for a Plan Year is determined by multiplying the Annual Salary by the applicable “Target Level” (as determined pursuant to Section B below). The actual amount of an Award payable with respect to a Plan Year shall be as determined in Section A.3 below. However, anything in the Plan to the contrary notwithstanding, in no event shall any Award exceed 200% (or such other percentage as the Committee may establish with respect to the applicable Plan Year) of the Target Award for any given Plan Year.

3.
Subject to any discretionary adjustments made pursuant to the Plan and to any limitations contained in the Plan and this Exhibit A, and unless the Committee provides a different allocation for the particular Plan Year, the actual Award amount payable to the CEO for any Plan Year pursuant to the terms of this Plan shall be calculated by multiplying the CEO’s Target Award by the sum of

a.
35% of the Non-GAAP Operating Income Performance Factor determined in accordance with Section C and the applicable Performance Goals adopted by the Committee for the applicable Plan Year (with pro rata adjustments being made for whole percentage increments between the levels stated in the table);

b.	25% of the Revenue Performance Factor determined in accordance with Section D below;

c.	20% of the Performance Relative to Peers Factor determined in accordance with Section E below; and

d.	20% of the Individual Performance Factor as defined in Section F below.

4.	In the event the Target Level changes during the Plan Year, the Award recommended to the Committee will be based on the Target Level in effect when the calculation is made.

B.	TARGET LEVEL

Semtech Corporation     Chief Executive Officer Bonus Plan

The CEO’s Target Level for each Plan Year shall be set by the Committee, subject to change during the Plan Year at the Committee’s discretion. The CEO’s Target Level for a Plan Year is set forth in the Performance Goals established by the Committee for that Plan Year.

C.	NON-GAAP OPERATING INCOME
After the end of the Plan Year, the actual Non-GAAP Operating Income level for the Plan Year, as determined by the Committee, shall be compared against the Non-GAAP Operating Income performance target established by the Committee for the Plan Year, and based on such comparison, the Non-GAAP Operating Income Performance Factor for the Plan Year shall be determined pursuant to the applicable Performance Goals established for that Plan Year. The specified target level(s) of Non-GAAP Operating Income for a Plan Year may, in the Committee’s discretion, be based on the Approved Business Plan for the applicable Plan Year and/or may take into account or be based on such other factors as the Committee may consider relevant for the particular Plan Year for this purpose. If the Company’s actual Non-GAAP Operating Income level relative to the applicable performance target is between two levels stated in the table, the Non-GAAP Operating Income Performance Factor will be determined on a pro-rata basis between such levels.

D.	REVENUE PERFORMANCE FACTOR
The Revenue Performance Factor for the Plan Year shall be calculated as follows:

Revenue Performance Factor = 100% X (Net Revenue – Prior FY Net Revenue) / (ABP Net Revenue – Prior FY Net Revenue)
For purposes of the above equation, the following definitions apply:
“Net Revenue” means the Company’s net revenue for the applicable Plan Year on a consolidated basis, as determined by the Committee;
“Prior FY Net Revenue” means the Company’s net revenue for the fiscal year prior to the applicable Plan Year on a consolidated basis, as determined by the Committee; and
“ABP Net Revenue” means the Company’s projected net revenue for the applicable Plan Year. Unless otherwise provided by the Committee, the projected net revenue for a particular Plan Year shall be based on the projected net revenue as set forth in the Approved Business Plan for that Plan Year, but in all cases the Committee has the authority and discretion to consider such other factors as it may determine relevant to establish a different projected net revenue for the Company for this purpose for the particular Plan Year.
However, the Revenue Performance Factor shall be subject to a maximum of 200%, and in no event shall the Revenue Performance Factor be a negative number.

E.	PERFORMANCE RELATIVE TO PEERS FACTOR
The Performance Relative to Peers Factor will be based on the Company’s Net Revenue Growth and Non-GAAP Earnings Per Diluted Share Growth, in each case relative to the Net Revenue Growth and Non-GAAP Earnings Per Diluted Share Growth of a list of peer companies, to be

Semtech Corporation     Chief Executive Officer Bonus Plan

specified by the Committee for the applicable Plan Year (the “Peer Group”), and set forth in the Performance Goals for the applicable Plan Year; provided however, that the Committee shall not consider the performance of Peer Group members with negative earnings, even if they have positive Non-GAAP Earnings Per Diluted Share.
For these purposes, the “Net Revenue Growth” of the Company or any Peer Group company for a Plan Year means that company’s net revenue for that company’s fiscal year that ends with or during that Plan Year relative to its net revenue for the immediately preceding fiscal year; and the “Earnings Per Share Growth” of the Company or any Peer Group company for a Plan Year means that company’s earnings per share for the company’s fiscal year that ends with or during that Plan Year relative to its earnings per share for the immediately preceding fiscal year. In each case, such company’s net revenue and earnings per share for the applicable fiscal year will be as provided in its financial statements for that fiscal year to the extent available at the time of the determination.
The Performance Relative to Peers Factor will be determined according to the applicable Performance Goals established by the Committee for the applicable Plan Year.

F.	INDIVIDUAL PERFORMANCE FACTOR
After the end of each fiscal year, the CEO’s performance will be assessed by the Board (or the Committee to the extent the Board delegates such responsibility to the Committee), based on such factors as the Board (or Committee) may determine to be appropriate (which may include, without limitation, leadership and contribution to the Company). The performance assessment will be considered by the Committee in determining the Individual Performance Factor, which shall be subject to a maximum of 200%.

Semtech Corporation     Chief Executive Officer Bonus Plan